Exhibit 99.1

Press Release

Astellas Submits Supplemental New Drug Application for Approval of

Evrenzo® (roxadustat) for the Treatment of Anemia Associated with

Chronic Kidney Disease in Non-Dialysis Dependent Patients in Japan

TOKYO and San Francisco, January 30, 2020 – Astellas Pharma Inc. (TSE: 4503, President and CEO: Kenji Yasukawa, Ph.D., “Astellas”) and FibroGen, Inc. (Nasdaq: FGEN, CEO: Enrique Conterno, “FibroGen”) today announced the submission of a supplemental New Drug Application (sNDA) to Japan’s Ministry of Health, Labour and Welfare to gain marketing approval for Evrenzo® (generic name: roxadustat) for the treatment of anemia associated with chronic kidney disease (CKD) in non-dialysis dependent (NDD) patients. Roxadustat was approved in Japan for the treatment of anemia associated with CKD in dialysis dependent (DD) patients in September 2019 and launched for use in this indication in November 2019.

The sNDA for the use of roxadustat in NDD-CKD patients is supported by three studies in more than 500 Japanese patients, which establish the profile within this group of patients.1,2,3 The first, an open-label Phase 3 conversion study versus active comparator, darbepoetin alfa (genetical recombination) (“darbepoetin alfa”), met the primary efficacy endpoint of non-inferiority and continued to demonstrate maintenance of hemoglobin (Hb) levels over time.1 Roxadustat was well tolerated and the safety profile of roxadustat was comparable to that of darbepoetin alfa.1 The other two studies (one Phase 3 and one Phase 2) supports the safety and efficacy in patients naïve to erythropoiesis-stimulating agents (ESAs).2,3

“The data demonstrates that roxadustat is effective in increasing and maintaining Hb levels within the target range in patients with anemia associated with CKD who are not on dialysis,” said Bernhardt G Zeiher, MD, Chief Medical Officer, Astellas. “This submission is an important next step to bringing roxadustat to even more patients with this condition in Japan, and this is particularly pertinent in the non-dialysis setting where many patients’ anemia is currently not treated, or not treated to target.”

“We are excited to reach another important milestone for roxadustat and appreciate the joint team’s commitment to addressing the significant unmet medical need of patients living with anemia associated with CKD,” said K Peony Yu, MD, Chief Medical Officer, FibroGen.

About Clinical Trials

For more information about the clinical trials associated with this submission (1517-CL-03101, 1517-CL-03142, 1517-CL-03033), please visit www.clinicaltrials.gov.

About CKD and Anemia

CKD is a progressive loss of kidney function caused by damage to the kidneys resulting from conditions such as hypertension, diabetes or immune-regulated inflammatory conditions.4 Worldwide, 1 in 10 people are living with CKD.5 In Japan, specifically, the prevalence of CKD has increased significantly over time.6 CKD is predicted to become the fifth most common cause of premature death globally by 2040.7 It is a critical worldwide healthcare issue that represents a large and growing unmet medical need.

Anemia is a common early complication of CKD,8 affecting approximately 20% of patients with CKD.9 It results from the failing kidneys’ diminished ability to produce erythropoietin, which stimulates red blood cell production from the bone marrow. It is associated with significant morbidity and mortality in dialysis and non-dialysis populations, increasing in both prevalence and severity as kidney disease worsens.10 Anemia associated with CKD increases the risk of adverse cardiovascular events, worsens renal outcomes and can negatively impact patients’ quality of life.10,11,12

About Roxadustat

Roxadustat is a first-in-class orally administered inhibitor of hypoxia-inducible factor (HIF) prolyl hydroxylase (PH) that corrects anemia by a mechanism of action that is different from that of ESAs. As a HIF-PH inhibitor, roxadustat activates a response that occurs naturally when the body responds to reduced oxygen levels in the blood. The response activated by roxadustat involves the regulation of multiple, complementary processes to promote erythropoiesis and increase the blood’s oxygen-carrying capacity. Roxadustat is approved and launched for the treatment of anemia associated with CKD in Japan in DD patients and in China in both DD and NDD patients. An NDA has been submitted in the US. Also, roxadustat is in Phase 2 for chemotherapy-induced anemia.

Astellas Pharma Inc., and FibroGen, Inc. are collaborating on the development of roxadustat for the potential treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East and South Africa. FibroGen, Inc. and AstraZeneca are collaborating on the development and commercialization of roxadustat for the potential treatment of anemia in the US, China and other markets.

About Astellas

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information, please visit https://www.astellas.com/en.

About FibroGen
FibroGen, Inc., headquartered in San Francisco, with subsidiary offices in Beijing and Shanghai, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in HIF, connective tissue growth factor biology and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease and cancer. For more information, please visit www.fibrogen.com.

Astellas Cautionary Notes

In this press release, statements made with respect to current plans, estimates, strategies and beliefs, and other statements that are not historical facts are forward-looking statements about the future performance of Astellas. These statements are based on management’s current assumptions and beliefs in light of the information currently available to it and involve known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those discussed in the forward-looking statements. Such factors include, but are not limited to: (i) changes in general economic conditions and in laws and regulations, relating to pharmaceutical markets, (ii) currency exchange rate fluctuations, (iii) delays in new product launches, (iv) the inability of Astellas to market existing and new products effectively, (v) the inability of Astellas to continue to effectively research and develop products accepted by customers in highly competitive markets and (vi) infringements of Astellas’ intellectual property rights by third parties.

Information about pharmaceutical products (including products currently in development) that is included in this press release is not intended to constitute an advertisement or medical advice.

FibroGen Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding the development of the company’s product candidates, the potential safety and efficacy profile of our product candidates, our clinical and regulatory plans and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may”, “will”, “should”, “on track”, “could”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on 10-Q for the fiscal quarter ended September 30, 2019 filed with the

Securities and Exchange Commission, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

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Contacts for inquiries or additional information:

Astellas Portfolio Communications

Anna Otten

TEL: +1 (224) 205-6651 | Email: anna.otten@astellas.com

FibroGen, Inc.
Investor Relations and Corporate Communications
TEL: +1 (415) 978-1433 | Email: ir@fibrogen.com

REFERENCES

1 Clinicaltrials.Gov. A Study of Intermittent Oral Dosing of ASP1517 in Non-Dialysis Chronic Kidney Disease Patients With Anemia NCT02988973. Available from: https://clinicaltrials.gov/ct2/show/NCT02988973 [Last accessed: January 2020].

2 Akizawa T, Otsuka T, Yamaguchi Y, et al. A Phase 3, Multicenter, Randomized, Open-Label, Non-Comparative Study of Intermittent Oral Roxadustat in ESA-Naive CKD Patients Not on Dialysis in Japan. Poster session presented at the Kidney Week Congress, American Society of Nephrology; November 9, 2019; Washington, DC, US. Available from: https://www.asn-online.org/education/kidneyweek/2019/program-abstract.aspx?controlId=3229880 [Last accessed: January 2020].

3 Akizawa T, Iwasaki M, Otsuka T, et al. Roxadustat Treatment of Chronic Kidney Disease-Associated Anemia in Japanese Patients Not on Dialysis: A Phase 2, Randomized, Double-Blind, Placebo-Controlled Trial. Adv Ther 2019;36:1438–1454.

4 Ojo A. Addressing the Global Burden of Chronic Kidney Disease Through Clinical and Translational Research. Trans Am Clin Climatol Assoc 2014;125:229–246.

5 International Society of Nephrology. Chronic kidney disease. Global kidney health atlas. Available from: www.theisn.org/global-atlas [Last accessed: January 2020].

6 Nagata M, Ninomiya T, Doi Y, et al. Trends in the prevalence of chronic kidney disease and its risk factors in a general Japanese population: The Hisayama Study. Nephrol Dial Transplant 2010;25:2557–2564.

7 Institute for Health Metrics and Evaluation (IHME). Findings from the Global Burden of Disease Study 2017. Seattle, WA: IHME, 2018. Available from: http://www.healthdata.org/sites/default/files/files/policy_report/2019/GBD_2017_Booklet.pdf [Last accessed: January 2020].

8 McClellan W, Aronoff SL, Bolton WK, et al. The prevalence of anemia in patients with chronic kidney disease. Curr Med Res Opin 2004;20:1501–1510.

9 Dmitrieva O, de Lusignan S, Macdougall IC, et al. Association of anaemia in primary care patients with chronic kidney disease: cross sectional study of quality improvement in chronic kidney disease (QICKD) trial data. BMC Nephrol 2013;14:24.

10 Weiner DE, Tighiouart H, Stark PC, et al. Kidney disease as a risk factor for recurrent cardiovascular disease and mortality. Am J Kidney Dis 2004;44:198–206.

11 Eriksson D, Goldsmith D, Teitsson S, et al. Cross-sectional survey in CKD patients across Europe describing the association between quality of life and anaemia. BMC Nephrol 2016;17:97.

12 Mohanram A, Zhang Z, Shahinfar S, et al. Anemia and end-stage renal disease in patients with type 2 diabetes and nephropathy. Kidney Int 2004;66:1131–1138.

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